EXHIBIT 10.3
[DATE]
Attn: [                    ]
PolyOne Corporation
POLYONE CORPORATION INCENTIVE AWARD
Grant of Performance Shares
THIS AGREEMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES REGISTERED UNDER THE SECURITIES ACT OF 1933, AS
AMENDED. THE COMMON SHARES OF THE COMPANY ARE LISTED ON THE
NEW YORK STOCK EXCHANGE.
Dear [                    ]:
          Subject to the terms and conditions of the [INSERT PLAN] (the “Plan”) and this letter agreement (this “Agreement”), the Compensation and Governance Committee of the Board of Directors (the “Committee”) of PolyOne Corporation (“PolyOne”) (or a subcommittee thereof) has granted to you as of [DATE], the following award:
     [___] performance shares (the “Performance Shares”), with each such Performance Share being equal in value to one share of PolyOne’s common stock, par value $0.01 per share (the “Common Shares”) and the payment of which depends on PolyOne’s performance as set forth in this Agreement.
     A copy of the Plan is available for your review through the Corporate Secretary’s office. Unless otherwise indicated, the capitalized terms used in this Agreement shall have the same meanings as set forth in the Plan.
1.	Performance Shares.
(a)	Your right to receive all or any portion of the Performance Shares will be contingent upon the achievement of certain management objectives (the “Management Objectives”), as set forth below. The achievement of the Management Objectives will be measured during the period from [DATE] through [DATE] (the “Performance Period”).
US Form — Performance Shares

(b)	The Management Objectives for the Performance Period will be based solely on achievement of performance goals relating to the stock price appreciation of Common Shares.
2.	Earning of Performance Shares.
(a)	The number of Performance Shares that you will earn at the conclusion of the Performance Period shall be determined as follows:
(i)	If, upon the conclusion of the Performance Period, the market price of the Common Shares as reported on the New York Stock Exchange — Composite Transactions Listing or similar report has reached a minimum of $___, but has not exceeded $___ for a minimum of three consecutive trading days during the Performance Period, you shall earn only one-third of the Performance Shares.

(ii)	If, upon the conclusion of the Performance Period, the market price of the Common Shares as reported on the New York Stock Exchange — Composite Transactions Listing or similar report has reached a minimum of $___, but has not exceeded $___ for a minimum of three consecutive trading days during the Performance Period, you shall earn only two-thirds of the Performance Shares.

(iii)	If, upon the conclusion of the Performance Period, the market price of the Common Shares as reported on the New York Stock Exchange — Composite Transactions Listing or similar report has reached a minimum of $___ for a minimum of three consecutive trading days during the Performance Period, you shall earn all of the Performance Shares.
(b)	In no event shall any Performance Shares become earned if the market price of the Common Shares as reported on the New York Stock Exchange — Composite Transactions Listing or similar report does not reach $___ for a minimum of three consecutive trading days during the Performance Period.

(c)	If the Committee determines that a change in the business, operations, corporate structure or capital structure of PolyOne, the manner in which it conducts business or other events or circumstances render the Management Objectives to be unsuitable, the Committee may modify such Management Objectives or the related levels of achievement, in whole or in part, as the Committee deems appropriate; provided, however, that no such action will be made in the case of a Covered Employee where such action may result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d)	Subject to Section 3 and Section 4, your right to receive any Performance Shares is contingent upon your remaining in the continuous employ of PolyOne or a Subsidiary through [DATE] (the “Determination Date”). The Committee shall determine the number of Performance Shares that shall have become earned hereunder as of the Determination Date. For awards to Covered Employees, the

Committee shall only have the ability and authority to reduce, but not increase, the amount of Performance Shares that become earned hereunder.
3.	Change of Control. If a Change of Control (as defined on Exhibit A to this Agreement) occurs prior to the end of the Performance Period, PolyOne shall pay to you 100% of the Performance Shares as soon as administratively practicable after, but in all events no later than 60 days following, the Change of Control.

4.	Retirement, Disability or Death. If your employment with PolyOne or a Subsidiary terminates before the Determination Date due to (a) retirement at age 55 or older with at least 10 years of service or retirement under other circumstances entitling you to receive benefits under one of PolyOne’s (including its predecessors) defined benefit pension plans or under an individual agreement with PolyOne, (b) permanent and total disability (as defined under the relevant disability plan or program of PolyOne or a Subsidiary in which you then participate) or (c) death, PolyOne shall pay to you or your executor or administrator, as the case may be, the portion of the Performance Shares to which you would have been entitled under Section 2 above, had you remained employed by PolyOne through the Determination Date, prorated based on the number of days during the Performance Period that you were employed by PolyOne or a Subsidiary. The pro-rata portion of the Performance Shares required to be paid under this Section 4 shall be paid to you or your executor or administrator, as the case may be, as provided in Section 6 of this Agreement.

5.	Other Termination. If your employment with PolyOne or a Subsidiary terminates before the Determination Date for any reason other than as set forth in Section 4 above and before a Change of Control, the Performance Shares will be forfeited.

6.	Payment of Performance Shares. Payment of any Performance Shares that become earned as set forth herein will be made in the form of Common Shares. Payment will be made as soon as practicable after the end of the Performance Period, but no later than [DATE]. If PolyOne determines that it is required to withhold any federal, state, local or foreign taxes from any payment of Performance Shares made hereunder, PolyOne shall withhold from the total number of Performance Shares that you are to receive upon vesting a number of shares that has a total value equal to the amount necessary to satisfy any and all such withholding tax obligations. The value of any fraction of retained shares not necessary for required withholding shall be applied to your income tax withholding by PolyOne generally. Instead of withholding shares as described above, PolyOne may, in its discretion, (a) require you to remit to PolyOne on the date on which you become the owner of Common Shares under this Agreement cash in an amount sufficient to satisfy all applicable required withholding taxes and social security contributions related to the shares, or (b) deduct from your regular salary payroll cash, on a payroll date following the date on which you become the owner of Common Shares under this Agreement, in an amount sufficient to satisfy such obligations.

7.	Adjustments. In the event of any change in the number of Common Shares by reason of a merger, consolidation, reorganization, recapitalization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to shareholders (other than normal cash dividends), the number and class of shares subject to outstanding Performance Shares and other value determinations, if any, applicable to outstanding Performance Shares will be adjusted. Such adjustment shall be made automatically on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in Common Shares. If any such transaction or event occurs, the Committee may provide in substitution for outstanding Performance Shares such alternative consideration (including, without limitation, in the form of cash, securities or other property) as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of the Performance Shares subject to this Agreement. No adjustment provided for in this Section 7 will require PolyOne to issue any fractional shares.

8.	Non-Assignability. The Performance Shares subject to this grant of Performance Shares are personal to you and may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by you until they become earned as provided in this Agreement; provided, however, that your rights with respect to such Performance Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 7 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Shares.

9.	Cash Dividends. Cash dividends on the Performance Shares covered by this Agreement shall be sequestered by PolyOne from and after [DATE], until such time as any of such Performance Shares become earned in accordance with this Agreement, whereupon such dividends shall be converted into a number of Common Shares (based on the Market Value per Share on the date such Performance Shares become earned) to the extent such dividends are attributable to Performance Shares that have become earned. To the extent that Performance Shares covered by this Agreement are forfeited, all of the dividends sequestered with respect to such Performance Shares shall also be forfeited. No interest shall be payable with respect to any such dividends.

10.	Miscellaneous.
(a)	The contents of this Agreement are subject in all respects to the terms and conditions of the Plan as approved by the Board and the shareholders of PolyOne, which are controlling. The interpretation and construction by the Board and/or the Committee of any provision of the Plan or this Agreement shall be final and conclusive upon you, your estate, executor, administrator, beneficiaries, personal representative and guardian and PolyOne and its successors and assigns.

(b)	The grant of the Performance Shares is discretionary and will not be considered to be an employment contract or a part of your terms and conditions of employment or of your salary or compensation. Information about you and your participation in the Plan, including, without limitation, your name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in PolyOne, and details of the Performance Shares or other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor may be collected, recorded, held, used and disclosed by PolyOne and any of its Subsidiaries and any non-PolyOne entities engaged by PolyOne to provide services in connection with this grant (a “Third Party Administrator”), for any purpose related to the administration of the Plan. You understand that PolyOne and its Subsidiaries may transfer such information to Third Party Administrators, regardless of whether such Third Party Administrators are located within your country of residence, the European Economic Area or in countries outside of the European Economic Area, including the United States of America. You consent to the processing of information relating to you and your participation in the Plan in any one or more of the ways referred to above. This consent may be withdrawn at any time in writing by sending a declaration of withdrawal to PolyOne’s chief human resources officer.

(c)	Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at PolyOne. Notwithstanding the foregoing, no amendment shall adversely affect your rights under this Agreement without your consent.

(d)	By signing this Agreement, you acknowledge that you have entered into an Employee Agreement with PolyOne. You understand that, as set forth in Paragraph 5 and Attachment A of the Employee Agreement, you have agreed not to engage in certain prohibited practices in competition with PolyOne following the termination of your employment (hereinafter referred to as the “Covenant Not to Compete”). You further acknowledge that as consideration for entering into the Covenant Not to Compete, PolyOne is providing you the opportunity to participate in PolyOne’s long-term incentive plan and receive the award set forth in this Agreement. You understand that eligibility for participation in the long-term incentive plan was conditioned upon entering into the Covenant Not to Compete. You further understand and acknowledge that you would have been ineligible to participate in the long-term incentive plan and receive this award had you decided not to agree to the Covenant Not to Compete. You understand that the acknowledgment contained in this sub-section is a part of the Employee Agreement and is to be interpreted in a manner consistent with its terms.
11.	Notice. All notices under this Agreement to PolyOne must be delivered personally or mailed to PolyOne Corporation at PolyOne Center, Avon Lake, Ohio 44012, Attention: Corporate Secretary. PolyOne’s address may be changed at any time by written notice of such change to you. Also, all notices under this Agreement to you will be delivered personally or mailed to you at your address as shown from time to time in PolyOne’s records.

12.	Compliance with Section 409A of the Code.
(a)	To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement and the Plan shall be administered in a manner consistent with this intent.

(b)	Reference to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
13.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.

14.	Severability. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
          This Agreement, and the terms and conditions of the Plan, shall bind, and inure to the benefit of you, your estate, executor, administrator, beneficiaries, personal representative and guardian and PolyOne and its successors and assigns.

Very Truly Yours, POLYONE CORPORATION
By:
Kenneth M. Smith, Senior Vice President, Chief Information and Human Resources Officer

Accepted:

(Date)

Exhibit A
A “Change of Control” means:
(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of PolyOne where such acquisition causes such Person to own 25% or more of the combined voting power of the then outstanding voting securities of PolyOne entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (a), the following acquisitions shall not be deemed to result in a Change of Control: (i) any acquisition directly from PolyOne that is approved by the Incumbent Board (as defined in paragraph (b) below), (ii) any acquisition by PolyOne, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by PolyOne or any corporation controlled by PolyOne or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) below; provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 25% as a result of a transaction described in clause (i) or (ii) above, and such Person subsequently acquires beneficial ownership of additional voting securities of PolyOne, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 25% or more of the Outstanding Company Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 25% of the Outstanding Company Voting Securities, then no Change of Control shall have occurred as a result of such Person’s acquisition; or
(b) individuals who, as of August 31, 2000, constitute the Board (the “Incumbent Board” as modified by this paragraph (b)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to August 31, 2000 whose election, or nomination for election by PolyOne’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of PolyOne in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of PolyOne or the acquisition of assets of another corporation or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (i) the individuals and entities who were the beneficial

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owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns PolyOne or all or substantially all of PolyOne’s assets either directly or through one or more subsidiaries), (ii) no Person (excluding any employee benefit plan (or related trust) of PolyOne, PolyOne or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d) approval by the shareholders of PolyOne of a complete liquidation or dissolution of PolyOne except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of paragraph (c) above.

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